Exhibit 10.14

Loan and Security Agreement

Borrower:	Cardlytics, Inc.
Address:	675 Ponce de Leon Avenue NE, Suite 6000 Atlanta, Georgia 30308
Date:	September 14, 2016

THIS LOAN AND SECURITY AGREEMENT is entered into on the above date among ALLY BANK (“Ally”), whose address is 300 Park Avenue, 4th Floor, New York, New York 10022, PACIFIC WESTERN BANK, a California state chartered bank (“PWB”), whose address is 406 Blackwell Street, Suite 240, Durham, North Carolina 27701, and the borrower named above (the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). Ally and PWB are herein sometimes collectively referred to as “Lenders” and individually as a “Lender”. Ally, in its capacity as administrative and collateral Agent for the Lenders, is referred to herein as the “Agent” (which term shall include any successor Agent in accordance with terms hereof). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below and in Exhibit A hereto.)

1. LOANS.

1.1 Loans. Lenders will make loans to Borrower (the “Loans”), in the amounts shown on the Schedule (the “Credit Limit”), subject to the provisions of this Agreement and subject to deduction of Reserves for accrued interest and such other Reserves as Agent deems proper from time to time in its Good Faith Business Judgment.

1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the interest rate shown on the Schedule. Accrued interest shall be payable monthly, to Agent for the benefit of Lenders, on the last day of the month, and shall be charged to Borrower’s loan account (and the same shall thereafter bear interest at the same rate as the other Loans).

1.3 Overadvances. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations exceeds the Credit Limit (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Agent, without notice or demand. Without limiting Borrower’s obligation to repay to Agent the amount of any Overadvance, Borrower agrees to pay Agent interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

1.4 Fees. Borrower shall pay Agent for the benefit of Lenders the fees shown on the Schedule, which are in addition to all interest and other sums payable to Agent and Lenders and are not refundable. Fees shall be allocated between the Lenders as they shall agree in writing from time to time.

1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to Agent by submitting a Notice of Borrowing to Agent in the form of Exhibit B hereto or by making the request by telephone confirmed by a Notice of Borrowing on the same day. Loan requests received after 1:00 PM Eastern Time will be deemed made on the next Business Day. Agent and Lenders may rely on any Notice of Borrowing or telephone request for a Loan given by a person whom Agent believes is an authorized representative of Borrower, and Borrower will indemnify Agent and Lenders for any loss they suffer as a result of that reliance.

2. SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Agent for the benefit of Agent and Lenders, a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

Loan and Security Agreement

Notwithstanding the foregoing, the Collateral shall not include any of the following property (the “Excluded Property”):

(i) property which consists of a license of Intellectual Property to Borrower, pursuant to a license which is nonassignable by its terms without the consent of the licensor thereof (but only to the extent such prohibition on assignability is enforceable under applicable law, including, without limitation, Section 9408 of the Code), and as to any such licenses, Borrower represents and warrants that they are non-exclusive and replaceable on commercially reasonable terms;

(ii) property which consists of a lease of Equipment leased to Borrower pursuant to a capital lease which by its terms is non-assignable (but only to the extent such prohibition on assignability is enforceable under applicable law, including, without limitation, Sections 9407 of the Code);

(iii) Equipment as to which the granting of a security interest in it is prohibited by enforceable provisions of applicable law, provided that upon the cessation of any such prohibition, such Equipment shall automatically become part of the Collateral; or

(iv) property that is subject to a Lien that is permitted pursuant to clause (i) of the definition of Permitted Liens, if the grant of a security interest with respect to such property would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, but only to the extent such prohibition is enforceable under applicable law, and provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien; or

(v) property that consists of outstanding capital stock of any “controlled foreign corporation” (as that term is defined in the Internal Revenue Code of 1986, as amended) in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote;

provided, that any assets excluded from the Collateral in this paragraph shall not include any proceeds, products, substitutions or replacements of such Collateral (unless such proceeds, products, substitutions or replacements would otherwise constitute assets that are excluded from the Collateral pursuant to this definition).

Borrower represents and warrants to Lender that Excluded Property which is material to Borrower’s business or includes Intellectual Property which is licensed by the Borrower to its customers or incorporated in products licensed or sold by the Borrower to its customers is generally available on commercially reasonable terms.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Agent and Lenders to enter into this Agreement and to make Loans, Borrower represents and warrants to Agent and Lenders as follows, and Borrower covenants that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations (other than inchoate indemnification obligations) have been paid and performed in full:

3.1 Corporate Existence and Authority. Borrower is, and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would reasonably be expected to result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby now are, and in the future will be (i) duly and validly authorized, (ii) not subject to any consents, which have not been obtained, (iii) enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iv) not in violation of Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument, which is binding upon Borrower or its property, and (v) not grounds for acceleration of any indebtedness or obligations in excess of $500,000 in the aggregate, under any agreement or instrument which is binding upon Borrower or its property.

3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names, as of the date hereof. Borrower shall give Agent 30 days’ prior written notice before changing its name, and prompt written notice after starting to do business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name.

3.3 Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give Agent written notice within 30

Loan and Security Agreement

days of changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $250,000 fair market value of Equipment is located.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower, and except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. The Collateral now is and will remain free and clear of any and all Liens and adverse claims, except for Permitted Liens. Agent for the benefit of Lenders now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to Permitted Liens, and Borrower will at all times defend Agent and Lenders and the Collateral against all claims of others.

(b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts as of the date hereof, and Borrower will give Agent prompt written notice upon establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained (if such new Deposit Account is maintained within the United States) to execute and deliver to Agent for the benefit of Lenders a control agreement in form sufficient to perfect Agent’s security interest in the Deposit Account for the benefit of Agent and Lenders and otherwise satisfactory to Agent in its Good Faith Business Judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify Agent thereof in writing and provide Agent with such information regarding the same as Agent shall request. Such notification to Agent shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Agent for the benefit of Lenders, and Borrower shall execute and deliver all such documents and take all such actions as Agent shall request in connection therewith.

(d) Whenever any Collateral with a value in excess of $500,000 is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Agent, use commercially reasonable efforts to cause such third party to execute and deliver to Agent, in form reasonably acceptable to Agent, such landlord agreements, waivers, subordinations and other agreements as Agent shall specify in its Good Faith Business Judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

(e) Except as disclosed in the Representations, Borrower is not a party to, nor is it bound by, any license or other agreement that is important for the conduct of Borrower’s business and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business.

(f) Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to result in liability of the Borrower exceeding $500,000 or cause a Material Adverse Change.

3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will promptly advise Agent in writing of any loss or damage to Collateral in excess of $500,000.

3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address books and records, which are complete and accurate in all material respects, and comprise an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Agent or a Lender have been, and will be, prepared in conformity with GAAP, and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated (except for non-compliance with FAS 123R in monthly financial statements, and, in the case of interim financial statements, for the lack of footnotes and subject to year-end adjustments). Between the last date covered by any such statement provided to Agent and the date hereof, there has been no Material Adverse Change.

3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower, except for inadvertent failures to make payments not

Loan and Security Agreement

exceeding $250,000 which are promptly rectified when discovered. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Agent in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower exceeding $250,000, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9 Compliance with Law.

(a) Borrower has complied, and will in the future comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to result in liability of the Borrower in excess of $500,000 or result in a Material Adverse Change.

(b) Borrower is not in violation and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC or as otherwise published from time to time. Neither Borrower, nor to the knowledge of Borrower, any director, officer, employee, agent, affiliate or representative thereof, (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has its assets located in a Sanctioned Entity, (iii) derives revenues from investments in, or transactions with a Sanctioned Person or a Sanctioned Entity or (iv) is owned or controlled by a Sanctioned Entity or a Sanctioned Person.

(c) Borrower is in compliance with, and will continue to comply with, all applicable Anti-Terrorism Laws. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.10 Litigation. As of the date hereof, there is no claim, suit, litigation, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) involving any claim against Borrower of more than $500,000. Borrower will promptly inform Agent in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any claim against Borrower of more than $500,000.

3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for Borrower’s working capital. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

3.12 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

3.13 Broker’s Fees. Borrower does not have any obligation to any Person in respect of any finder’s, broker’s, investment banking or similar fee in connection with any of the transactions contemplated under the Loan Documents (other than fees that will have been paid on or prior to the date hereof).

4. ACCOUNTS.

4.1 Representations Relating to Accounts. Borrower represents and warrants to Agent and Lenders as follows: Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower’s business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Agent and Lenders as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents

Loan and Security Agreement

evidencing the Accounts are and shall be true and correct in all material respects, and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

4.3 Schedules and Documents relating to Accounts. If requested by Agent, Borrower shall furnish Agent with copies (or, at Agent’s request, originals) of all contracts, orders, invoices, and other similar documents, and Borrower warrants the genuineness of all of the foregoing. In addition, Borrower shall deliver to Agent, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

4.4 Cash Collateral Account.

(a) Within 90 days after the date hereof, Borrower shall establish (i) a post office box, as designated by Agent (the “Lockbox”), over which Agent shall have exclusive and unrestricted access; and (ii) a cash collateral account at PWB in Borrower’s name (the “Cash Collateral Account”), over which PWB and Agent shall have exclusive and unrestricted access. Commencing within 90 days after the date hereof and continuing at all times thereafter, Borrower shall immediately deposit any funds received by Borrower from any source (including without limitation all proceeds of Accounts and all other Collateral) into the Cash Collateral Account, and Borrower shall direct all of its Account Debtors (i) to make any wire or other electronic transfer of funds owing to Borrower directly to the Cash Collateral Account, and (ii) to mail or deliver all checks or other forms of payment for amounts owing to Borrower to the Lockbox. Except for funds deposited into the Cash Collateral Account, all funds received by Borrower from any source shall immediately be directed to the Lockbox. Agent shall collect the mail delivered to the Lockbox, open such mail, and endorse and deposit all items to the Cash Collateral Account.

(b) All funds flowing through the Lockbox shall automatically be transferred to the Cash Collateral Account. Borrower shall hold in trust for Lender all amounts that Borrower receives from Account Debtors despite the directions to make payments to the Cash Collateral Account, and immediately deliver such payments to PWB in their original form as received from the payor, with proper endorsements for deposit into the Cash Collateral Account. Borrower irrevocably authorizes Agent and Lenders to transfer to the Cash Collateral Account any funds from Account Debtors that have been deposited into any other accounts of Borrower or that Borrower has received by wire transfer, check, cash, or otherwise. Agent for the benefit of Lenders shall have all right, title and interest in all of the items from time to time held in the Cash Collateral Account and their proceeds. Neither Borrower nor any person claiming through Borrower shall have any right or control over the use of, or any right to withdraw any amount from, the Cash Collateral Account, which shall be under the sole control of Agent for the benefit of Lenders.

(c) Agent and PWB shall transfer all sums collected in the Cash Collateral Account into Borrower’s operating account maintained with PWB, promptly after receipt of such sums in immediately available funds, provided that if a Default or Event of Default has occurred and is continuing, Agent shall have the right to apply amounts held in the Cash Collateral Account to the outstanding balance of the Obligations on a daily basis.

4.5 Disputes. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, which are reported to Agent on the regular reports provided to Agent; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.

4.6 Verification. Agent may, from time to time after the occurrence and during the continuation of an Event of Default, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Agent or such other name as Agent may choose, and Agent or its designee may, at any time after the occurrence and during the continuation of an Event of Default, notify Account Debtors that it has a security interest in the Accounts.

4.7 No Liability. Neither Agent nor Lenders shall be responsible or liable for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Agent or Lenders be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing in this Section 4.9 shall, however, relieve Agent or a Lender from liability for its own gross negligence or willful misconduct.

Loan and Security Agreement

5. ADDITIONAL DUTIES OF BORROWER.

5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with financially sound and reputable insurance companies, in such form and amounts as Agent may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Agent. All such insurance policies shall name Agent for the benefit of Lenders as loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Agent and shall name Agent for the benefit of Lenders as an additional insured with regard to liability coverage. Upon receipt of the proceeds of any such insurance, Agent shall apply such proceeds in reduction of the Obligations as Agent shall determine in its sole discretion, except that, provided no Default or Event of Default has occurred and is continuing, Agent shall release to Borrower insurance proceeds totaling less than $500,000, which shall be utilized by Borrower for the purchase of assets used or useful in the Borrower’s business. Agent may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Agent for the benefit of Lenders may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Agent copies of all material reports made to insurance companies.

5.3 Reports. Borrower, at its expense, shall provide Agent with the written reports set forth in the Schedule, and such other written reports with respect to Borrower as Agent shall from time to time reasonably request.

5.4 Access to Collateral, Books and Records. At reasonable times, and on one Business Day’s notice, Agent, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be Agent’s then current standard charge for the same, plus reasonable out-of-pocket expenses (including without limitation any additional costs and expenses of outside auditors retained by Agent), provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to pay for more than two such audits or inspections in any calendar year.

5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Agent’s prior written consent (which shall be a matter of its Good Faith Business Judgment), do any of the following:

(i) merge or consolidate with another corporation or entity (other than mergers or consolidations of a wholly-owned Subsidiary into another wholly-owned Subsidiary or into Borrower, with Borrower being the surviving Person);

(ii) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto;

(iii) acquire all or substantially all of the capital stock of another Person, or all or a substantial part of the business or property of another Person;

(iv) convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses in the ordinary course of business that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, in each case not interfering in any material respect with the business of Borrower or its Subsidiaries; provided that the duration of the exclusivity does not extend beyond three (3) years; (iii) Transfers of obsolete, damaged, worn-out or surplus Equipment and Inventory or property and Equipment no longer used or useful in the conduct of Borrower’s business; (iv) Transfers permitted under clauses (vi), (xi), or (xiii) of this Section 5.5; (v) Grants of Liens that constitute Permitted Liens; (vi) transfers or dispositions of Permitted Investments in the ordinary course of business, including the sale or disposition of delinquent notes, charge-offed accounts or accounts receivable for collection purposes in the ordinary course of business; (vii) sales or transfers from Borrower to a wholly-owned Subsidiary that is a co-borrower hereunder or to the extent such sale or transfer constitutes a Permitted Investment; (viii) asset sales in which the sale price is at least equal to the fair market value of the asset sold and the consideration received is cash or cash equivalents of debt of Borrower being assumed by the purchaser, provided, that the aggregate amount of such asset sales does not exceed $50,000 in any fiscal year and no Event of Default has occurred and continuing at the time of each such sale (before and after giving effect to such asset sale); (ix) dispositions of owned or leased vehicles in the ordinary course of business; and (x) Transfers of other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $500,000 in any fiscal year;

Loan and Security Agreement

(v) store any Collateral with any warehouseman or other third party with a total value in excess of $500,000, unless Borrower has used commercially reasonable efforts to cause such warehouseman or other third party to execute an agreement in favor of Agent for the benefit of Lenders in such form as Agent shall specify in its Good Faith Business Judgment;

(vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

(vii) make any loans of any money or other assets or any other Investments, other than Permitted Investments;

(viii) create, incur, assume or permit to be outstanding any Indebtedness other than Permitted Indebtedness;

(ix) create, incur, assume or suffer to exist Lien upon any of its property, whether now owned or hereafter acquired, other than Permitted Liens;

(x) guarantee or otherwise become liable with respect to the obligations of another Person, except for guaranties of the obligations of Borrower’s wholly-owned Subsidiaries in the ordinary course of business, which are not for borrowed money;

(xi) pay or declare any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (a) Borrower may repurchase the stock (including restricted stock units) of former employees, consultants or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employee, consultant or director to Borrower regardless of whether an Event of Default exists, (b) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (c) Borrower may pay dividends solely in common stock, (d) Borrower may make payments of cash in lieu of fractional shares upon conversion of convertible securities or upon any stock dividend, stock split or combination or business combination, (e) Borrower may make acquisitions of capital stock (including restricted stock units) of Borrower, solely by issuance of capital stock, in connection with either (i) the exercise of stock options or warrants by way of cashless exercise or (ii) in connection with the satisfaction of withholding tax obligations related to the exercise of stock options, (f) Borrower may redeem, retire or purchase any capital stock (including restricted stock units) of Borrower from any officer, director, employee or consultant of Borrower or its Subsidiaries upon the resignation, termination or death of such officer, director, employee or consultant in an aggregate amount not to exceed $500,000 in any fiscal year provided that at the time of such purchase and after giving effect thereto no Event of Default has occurred and is continuing, and (g) Borrower may purchase, redeem or otherwise acquire capital stock (including restricted stock units) issued by it with the proceeds received from the substantially concurrent issue of new shares of its capital stock, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the transaction, and provided that, in the case of purchase, redemption or other acquisitions of capital stock for an aggregate purchase price exceeding $500,000, Borrower shall give Lender at least ten Business Days prior written notice thereof;

(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or become an “investment company” within the meaning of the Investment Company Act of 1940;

(xiii) directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) sales of equity securities by Borrower and incurrence of Subordinated Debt in connection with a bona fide equity financing or capitalization of Borrower, and (c) Investments permitted under sub-clauses (ii) or (vi) of the definition of Permitted Investments; or

(xiv) reincorporate in another state or change its form of organization without giving Agent 20 Business Days prior written notice and executing and delivering such documents and taking such actions as Agent shall reasonably request in order to continue this Agreement in full force and effect;

(xv) change its fiscal year (other than a one-time change in Borrower’s fiscal year from December 31st to September 30th so long as Borrower has given Agent 20 Business Days prior written notice of such change);

(xvi) create a Subsidiary, unless, within five Business Days after the formation of such Subsidiary, pursuant to documents and agreements reasonably requested by Agent, such Subsidiary (other than a Foreign Sub) has become a co-borrower under this Agreement, and granted a first priority perfected security interest (subject only to Permitted Liens) in its property and assets to Agent for the benefit of Lenders.

(xvii) dissolve or elect to dissolve, except that a wholly-owned Subsidiary of Borrower may dissolve if all of its assets are distributed to Borrower.

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Agent or any Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Agent or Lenders, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Agent and Lenders may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding; provided that nothing herein shall require Borrower to provide any information that is subject to attorney-client privilege.

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5.7 Notification of Changes. Borrower will give Agent written notice of any change in its chief executive officer or chief financial officer within ten Business Days of the date of such change.

5.8 Registration of Intellectual Property Rights.

(a) Without limiting the terms of subsection (b) below, Borrower shall within the period required by Section 6(h) of the Schedule, give Lender written notice of any applications or registrations it files or obtains with respect to Intellectual Property filed with the United States Patent and Trademark Office, including the date of any such filing and the registration or application numbers, if any.

(b) Borrower shall (i) give Lender within the period required by Section 6(h) of the Schedule, notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights registered, as such title appears on such applications or registrations, and the date such applications or registrations were filed; (ii) promptly upon the request of Lender, execute such documents as Lender may reasonably request for Lender to maintain its perfection in the Intellectual Property rights to be registered by Borrower; (iii) upon the request of Lender, either deliver to Lender or file such documents with the United States Patent and Trademark Office or United States Copyright Office, as applicable; (iv) promptly upon the request of Lender, provide Lender with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Lender to be filed for Lender to maintain the perfection and priority of its security interest in such Intellectual Property rights.

(c) Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the Intellectual Property that is material to Borrower, (ii) detect infringements of the Intellectual Property, and (iii) not allow any material Intellectual Property that is material to Borrower to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld.

(d) Lender shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 5.8 to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

5.9 Consent of Inbound Licensors. Prior to entering into, or becoming bound by, any material inbound license or agreement in the future, Borrower shall: (i) provide written notice to Agent of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Agent to have a security interest therein, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

5.10 Further Assurances. Borrower agrees, at its expense, on request by Agent, to execute all documents and take all actions, as Agent, may reasonably deem necessary or useful in order to perfect and maintain Agent’s and Lenders’ perfected first-priority security interest in the Collateral (subject only to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6. TERM.

6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Section 6.2 below.

6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Agent; or (ii) by Agent at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately upon written notice to Borrower.

6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of Agent’s and Lenders’ security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations (other than inchoate indemnification obligations) have been paid and performed in full; provided that each of Agent and Lenders may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Agent or Lenders, nor shall any such termination relieve Borrower of any Obligation to Agent and Lenders, until all of the Obligations (other than inchoate indemnification

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obligations) have been paid and performed in full. Agent shall, at Borrower’s expense, release or terminate all financing statements and other filings in favor of Agent as may be required to fully terminate Agent’s and Lenders’ security interests, provided that there are no suits, actions, proceedings or claims pending or threatened against any Person indemnified by Borrower under this Agreement with respect to which indemnity has been or may be sought, upon Agent’s receipt of the following, in form and content satisfactory to Agent: (i) cash payment in full of all of the Obligations and performance by Borrower of all non-monetary Obligations under this Agreement, (ii) written confirmation by Borrower that the commitment of Lenders to make Loans under this Agreement has terminated, and (iii) an agreement by Borrower to indemnify Agent and Lenders for any payments received by Agent and Lenders that are applied to the Obligations that may subsequently be returned or otherwise not paid for any reason.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Agent immediate written notice thereof:

(a) Any warranty, representation, statement, report or certificate made or delivered to Agent or a Lender by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Borrower shall fail to pay when due any Loan or any interest thereon or fail to pay any other monetary Obligation within three Business Days of the same becoming due; or

(c) any Overadvance occurs, unless it is cured within two Business Days after it occurs; or

(d) Borrower shall fail to comply with any non-monetary Obligation which by its nature cannot be cured, or shall fail to comply with the provisions of Section 3.1 (titled “Corporate Existence”, but solely as it relates to failure of Borrower to continue to be duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization), Section 3.8 (titled “Tax Returns and Payments; Pension Contributions”), Section 4.4 (titled “Lockbox”), Section 5.2 (titled “Insurance”), Section 5.4 (titled “Access to Collateral, Books and Records”), Section 5.5 (titled “Negative Covenants”), Section 5 of the Schedule (titled “Financial Covenants”), Section 6 of the Schedule (titled “Reporting”), or Section 8 of the Schedule (titled “Additional Provisions”); or

(e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within ten Business Days after the date due; provided, however, that if the default cannot by its nature be cured within such ten-day period or cannot after diligent attempts by Borrower be cured within such ten-day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed an additional ten Business Days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (but no Loans shall be made during such cure period); or

(f) any Collateral becomes subject to any Lien (other than a Permitted Lien) which is not cured within 10 days after the occurrence of the same; or

(g) any Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim above $300,000 becomes a Lien on any of the Collateral which is not removed or fully bonded within 10 days after it arises, or if a notice of lien, levy, or assessment is filed of record with respect to any of the Collateral by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency;

(h) [intentionally omitted]; or

(i) a default or event of default shall occur under any document or agreement evidencing or relating to any Permitted Indebtedness in excess of $500,000 (after the expiration of any cure period under the documents relating thereto); or

(j) [intentionally omitted]; or

(k) a final judgment or judgments for the payment of money (not covered by independent third-party insurance as to which liability has been accepted by such carrier) in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against Borrower, and within 10 days after the entry, assessment or issuance thereof, the same shall not be satisfied, discharged or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Loans shall be made prior to the satisfaction, payment, discharge, stay, or bonding of such judgments); or

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(l) Dissolution, termination of existence, temporary or permanent suspension of business, insolvency or business failure of Borrower or any Guarantor; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any Insolvency Proceeding by Borrower or any Guarantor; or

(m) the commencement of any Insolvency Proceeding against Borrower or any Guarantor, which is not cured by the dismissal thereof within 45 days after the date commenced (but no Loans or other extensions of credit need be made or provided by Lenders until such dismissal had occurred); or

(n) any revocation or termination of, or limitation or denial of liability upon, or default under, any guaranty of the Obligations, or any document or agreement securing such guaranty or relating thereto, or any attempt to do any of the foregoing, or death of any Guarantor; or

(o) [Intentionally Omitted]; or

(p) Borrower makes any payment on account of any Subordinated Debt, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits its subordination agreement; or

(q) a Change in Control shall occur; or

(r) [Intentionally Omitted]; or

(s) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(t) a Material Adverse Change shall occur; or

(u) any Loan Document, other than in connection with the satisfaction in full of the Obligations, ceases to be in full force and effect or ceases to give Agent and Lenders a valid and perfected Lien in the Collateral with the priority required by the relevant Loan Document; or Borrower contests in any manner the validity or enforceability of any Loan Document.

A Lender may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Agent may, and shall upon the request of Required Lenders, at their at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; provided, however, that upon the occurrence and continuance of any Event of Default described in Section 7.1(l), 7.1(m) or Section 7.1(s), the obligation of Lenders to make Loans shall automatically terminate and the Obligations shall automatically become due and payable; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Agent without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Agent deems it necessary, in its Good Faith Business Judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Agent seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Agent retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Agent at places designated by Agent which are reasonably convenient to Agent and Borrower, and to remove the Collateral to such locations as Agent may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Agent shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Agent obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Agent shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Agent deems reasonable, or on Agent’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Agent (or any entity formed by Agent, at the direction of the Required Lenders, for this purpose) may directly or through any Affiliate purchase or lease

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any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Agent to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Agent’s Good Faith Business Judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto; and (i) set off any of the Obligations against any general, special or other Deposit Accounts of Borrower maintained with Agent or any Lender. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Agent and Lenders with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Agent’s or any Lender’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional three percent per annum (the “Default Rate”).

7.3 Standards for Determining Commercial Reasonableness. Borrower, Agent and Lenders agree that a sale or other disposition (collectively, “Sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) notice of the Sale is given to Borrower at least ten days prior to the Sale, and, in the case of a public Sale, notice of the Sale is published at least five days before the date of the Sale in a newspaper of general circulation in the county where the Sale is to be conducted; (ii) notice of the Sale describes the Collateral in general, non-specific terms; (iii) the Sale is conducted at a place designated by Agent, with or without the Collateral being present; (iv) the Sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) with respect to any Sale of any of the Collateral, Agent may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Agent shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Investment Property. If a Default or an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, and distributions with respect to, Investment Property in trust for Agent for the benefit of Lenders, and Borrower shall deliver all such payments, proceeds and distributions to Agent for the benefit of Lenders, immediately upon receipt, in their original form, duly endorsed, to be applied to the Obligations in such order as Agent shall determine. Borrower recognizes that Agent may be unable to make a public sale of any or all of the Investment Property, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale thereof.

7.5 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Agent’s or any Lender’s other rights and remedies, Borrower grants to Agent an irrevocable power of attorney coupled with an interest, authorizing and permitting Agent (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Agent agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) execute on behalf of Borrower any documents that Agent may, in its Good Faith Business Judgment, deem advisable in order to perfect and maintain Agent’s and Lenders’ security interest in the Collateral, or in order to exercise a right of Borrower, Agent or any Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other Lien, or assignment or satisfaction of mechanic’s, materialman’s or other Lien; (c) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Agent’s or any Lender’s possession; (d) endorse all checks and other forms of remittances received by Agent or any Lender; (e) pay, contest or settle any Lien and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) pay any sums required on account of Borrower’s taxes or to secure the release of any Liens therefor, or both; (h) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Agent the same rights of access and other rights with respect thereto as Agent has under this Agreement; and (j) take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents; (k) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement

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for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Agent without first obtaining Borrower’s approval of or signature to such modification by amending exhibits thereto, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (l) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Agent may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (k) and (l) above, regardless of whether an Event of Default has occurred. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Agent or any Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Agent’s or any Lender’s rights under the foregoing power of attorney or any of Agent’s or any Lender’s other rights under this Agreement be deemed to indicate that Agent or any Lender is in control of the business, management or properties of Borrower.

7.6 Application of Proceeds. All proceeds realized as the result of any Sale of the Collateral shall be applied by Agent first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Agent and Lenders in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations pro rata based upon the Lenders’ respective Pro Rata Shares of the Obligations, and third to the principal of the Obligations, pro rata based upon the Lenders’ respective Pro Rata Shares of the Obligations; provided that proceeds of any separate Deposit Account maintained to secure any Bank Services Indebtedness (up to the limits set forth in clause (vii) of the definition of “Permitted Indebtedness”) shall be applied to such Bank Services Indebtedness. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Agent and Lenders for any deficiency. If, Agent, in its Good Faith Business Judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any Sale of Collateral, Agent shall have the option, exercisable at any time, in its Good Faith Business Judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of the cash therefor.

7.7 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Agent and Lenders shall have all the other rights and remedies accorded a secured party under the Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Agent and any Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Agent or any Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Agent or any Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Agent or any Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“this Agreement”, “the Loan Agreement” and “this Loan Agreement” refer collectively to this Loan and Security Agreement and the Schedule and all exhibits and schedules thereto, as the same may be modified, amended or restated from time to time by a written agreement signed by Borrower and Agent and Lenders.

“Anti-Terrorism Laws” means any applicable laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the applicable laws comprising or implementing the Bank Secrecy Act, and the applicable laws administered by the United States Treasury Department’s Office of Foreign Assets Control and any other enabling legislation or executive order relating thereto (as any of the foregoing applicable laws may from time to time be amended, renewed, extended or replaced).

“Business Day” means a day on which Agent is open for business.

“Change in Control” means: (i) a sale, lease, license or other disposition of all or substantially all of the assets of Borrower, (ii) any consolidation or merger of Borrower with or into any other corporation or other entity or person, or any other corporate reorganization, in which the holders of the capital stock of Borrower immediately prior to such consolidation,

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merger or reorganization, hold less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (iii) any transaction or series of related transactions in which in excess of fifty percent (50%) of Borrower’s voting power is transferred; provided that a Change of Control shall not include (x) any consolidation or merger effected exclusively to change the domicile of Borrower, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Borrower or any successor or indebtedness of Borrower is cancelled or converted or a combination thereof.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of New York from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Agent and Required Lenders or cured within any applicable cure period.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Eligible Accounts” means collectively Eligible Borrower Accounts and Eligible UK Accounts.

“Eligible Borrower Accounts” means Accounts and General Intangibles arising in the ordinary course of Borrower’s business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which Agent, in its Good Faith Business Judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Agent’s Good Faith Business Judgment, the following (the “Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account:

(i) the Account must not be outstanding for more than 120 days from its invoice date (the “Eligibility Period”);

(ii) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor;

(iii) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale, bill and hold, sale on approval, or other terms pursuant to which payment by the Account Debtor may be conditional);

(iv) the Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account), but if an Account is owing from an Account Debtor with whom Borrower has any dispute, the Account will not be Eligible under this clause (iv) only to the extent of the amount of the dispute;

(v) the Account must not be owing from an Affiliate of Borrower;

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(vi) the Account must not be owing from an Account Debtor which is subject to any Insolvency Proceeding, or becomes insolvent, or from which collection of the Account is doubtful (as determined by Agent in its Good Faith Business Judgment);

(vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Agent’s satisfaction, with the United States Assignment of Claims Act);

(viii) the Account must not be owing from an Account Debtor located outside the United States;

(ix) the Account must have been billed to the Account Debtor and must not represent deposits (such as good faith deposits) or other property of the Account Debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;

(x) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor).

Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% of the total Eligible Accounts outstanding. In addition, if more than 25% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period or are otherwise not Eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing. Agent may, from time to time, in its Good Faith Business Judgment, revise the Minimum Eligibility Requirements, upon 30 days prior written notice to Borrower.

“Eligible UK Accounts” means Accounts which meet all of the requirements of “Eligible Borrower Accounts”, except for the fact that (i) they arise in the ordinary course of the UK Sub’s business, (ii) they are owing to the UK Sub, (ii) they are owing from an Account Debtor located outside the United States, and (iv) they are owing in British Pounds; provided that Eligible UK Accounts may not constitute more than 30% of the total of Eligible Borrower Accounts and Eligible UK Accounts.

“Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“Federal Funds Effective Rate” means, for any day, a rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the rate published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Agent, quoted for overnight Federal Funds transactions last arranged prior to such day.

“Foreign Subs” has the meaning given in Section 8(d) of the Schedule.

“GAAP” means generally accepted accounting principles consistently applied, as in effect from time to time in the United States.

“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Business Judgment” means Agent’s and Lenders’ business judgment, exercised honestly and in good faith and not arbitrarily.

“Guarantor” means any Person who has guaranteed, or in the future guarantees, any of the Obligations.

“including” means including (but not limited to).

“Indebtedness” means (a) all indebtedness created, assumed or incurred in any manner by Borrower representing money borrowed (including by the issuance of debt securities, notes, bonds debentures or similar instruments), (b) all indebtedness for the deferred purchase price of property or services, (c) the Obligations, (d) obligations and liabilities of any Person secured by a Lien or claim on property owned by Borrower, even though Borrower has not assumed or become liable therefor, (e) obligations and liabilities created or arising under any capital lease or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the

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lessor, seller or lender are limited to repossession or otherwise limited; (f) all obligations of Borrower on or with respect to letters of credit, bankers’ acceptances and other similar extensions of credit whether or not representing obligations for borrowed money; and (g) the amount of any Contingent Obligations.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use; and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other state, federal or other bankruptcy or insolvency law, now or hereafter in effect, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, readjustment of debt, dissolution or liquidation, or other relief.

“Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit, and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), and any loan, advance or capital contribution to any Person, including the creation or capital contribution to a wholly-owned or partially-owned subsidiary)

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance. For the avoidance of doubt, a license of rights is not a “Lien”.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Agent, or Agent and Lenders and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means a material adverse effect on (i) the operations, business or financial condition of Borrower taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Agent’s security interest in the Collateral for the benefit of Lenders.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Agent or any Lender, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification, Bank Services Indebtedness, or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Agent in Borrower’s debts owing to others, and any interest and other obligations that accrue after the commencement of an Insolvency Proceeding), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

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“Overadvance” is defined in Section 1.3.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Agent (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans.

“Permitted Indebtedness” means:

(i) the Obligations;

(ii) Indebtedness existing on the date hereof in a total principal amount not in excess of $276,832;

(iii) trade payables incurred in the ordinary course of business;

(iv) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(v) capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $500,000 at any time outstanding, provided the amount of such capitalized leases and purchase money Indebtedness do not exceed, at the time they were incurred, the lesser of the cost or fair market value of the property so leased or financed with such Indebtedness;

(vi) Indebtedness subordinated to the Obligations pursuant to Section 8(a) of the Schedule and other Subordinated Debt incurred in the future;

(vii) (A) Indebtedness incurred in the future to a Lender relating to credit cards, ACH services and letters of credit issued for the account of Borrower (collectively “Bank Services Indebtedness”), and (B) existing contingent Indebtedness of Borrower relating to existing letters of credit issued for the account of Borrower, in a total amount outstanding not to exceed $3,000,000 at any time (collectively “Existing Contingent LC Indebtedness”); provided that the total amount of Bank Services Indebtedness and Existing Contingent LC Indebtedness outstanding at any time may not exceed $5,000,000; and

(viii) Indebtedness of Borrower to any Subsidiary;

(ix) Contingent Obligations of Borrower permitted under Section 5.5 (x);

(x) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (ii) through (vi) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower, and provided, in the case of Subordinated Debt, that it continues to be Subordinated Debt.

“Permitted Investments” means:

(i) Investments existing on the date hereof and disclosed on Exhibit C;

(ii) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, Agent’s or a Lender’s certificates of deposit maturing no more than one year from the date of investment therein, and Agent’s or a Lender’s money market accounts; Investments in regular deposit or checking accounts held with Agent or a Lender or subject to a control agreement in favor of Agent for the benefit of Lenders;

(iii) Investments of a Borrower in another Borrower and Investments in Foreign Subs permitted by Section 8(d) of the Schedule;

(iv) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; and

(v) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

(vi) Investments permitted under Section 5.5 (xi);

(vii) Investments not to exceed $250,000 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; and (ii) the acceptance of notes from employees, officers or directors for the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

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(viii) Deposit and securities accounts maintained with banks and other financial institutions to the extent expressly permitted under Section 8(c) of the Schedule; and

(ix) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(i) purchase money security interests in specific items of Equipment;

(ii) leases of specific items of Equipment;

(iii) Liens for taxes not yet payable;

(iv) security interests which are subordinated to the security interest in favor of Agent for the benefit of Lenders under Section 8(a)((1) of the Schedule, and additional future security interests which are consented to in writing by Agent, which consent may be withheld in its Good Faith Business Judgment, and which are subordinate to the security interest of Agent and Lenders pursuant to a Subordination Agreement in such form and containing such provisions as Agent shall specify in its Good Faith Business Judgment;

(v) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, provided no action is taken to enforce the same against any Collateral unless such action has been bonded or stayed pending appeal;

(vi) security interests being terminated substantially concurrently with this Agreement;

(vii) Liens incurred on deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance, social security and other like laws or to secure the performance of statutory obligations, in an aggregate amount not exceeding $250,000 at any time;

(viii) Liens of mechanics, materialmen, workers, repairmen, fillers and common carriers arising by operation of law for amounts that are not yet due and payable or which are being contested in good faith by Borrower by appropriate proceedings, in an aggregate amount not exceeding $250,000 at any time; and

(ix) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the ordinary course of business, in an aggregate amount not exceeding $100,000 at any time;

(x) pledges of cash in an amount not to exceed a total of $5,000,000 to secure Permitted Indebtedness under clause (vii) of the definition thereof.

Agent will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or voluntary Lien sign a subordination agreement in such form and substance as Agent shall specify, acknowledge that the security interest is subordinate to the security interest in favor of Agent and Lenders, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Prime Rate” means the variable rate of interest per annum equal to the higher of (a) the rate of interest from time to time published by the Board of Governors of the Federal Reserve System as the “Bank Prime Loan” rate in Federal Reserve Statistical Release H.I5(519) entitled “Selected Interest Rates” or any successor publication of the Federal Reserve System reporting the Bank Prime Loan rate or its equivalent, or (b) the Federal Funds Effective Rate plus fifty (50) basis points. The statistical release generally sets forth a Bank Prime Loan rate for each Business Day. The applicable Bank Prime Loan rate for any date not set forth shall be the rate set forth for the last preceding date. In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank Prime Loan rate or its equivalent, the rate for purposes of sub-clause (a) of this definition shall be a variable rate of interest per annum equal to the highest of the “prime rate”, “reference rate”, “base rate”, or other similar rate announced from time to time by any of the three largest banks (based on combined capital and surplus) headquartered in New York, New York (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any such bank.

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“Representations” means the written Representations and Warranties provided by Borrower to Agent referred to in the Schedule.

“Reserves” means, as of any date of determination, such amounts as Agent may from time to time establish and revise in its Good Faith Business Judgment, reducing the amount of Loans, and other financial accommodations which would otherwise be available to Borrower under the lending formulas provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in its Good Faith Business Judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Agent and Lenders in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Agent’s good faith belief that any Collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Agent determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Required Lenders” is defined in Exhibit A hereto.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a Person named on the OFAC-maintained list of “Specially Designated Nationals” (as defined by OFAC).

“Subordinated Debt” means unsecured Indebtedness which is on terms acceptable to Agent in its Good Faith Business Judgment, and which is subordinated to the Obligations pursuant to a Subordination Agreement between Agent for the benefit of Lenders and the holder of such Indebtedness, in such form as Agent shall specify in its Good Faith Business Judgment

“Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“UK Sub” is defined in Section 8(d) of the Schedule.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

8A. AGENTED CREDIT PROVISIONS. The Agented Credit Provisions in Exhibit A hereto are a part of this Agreement and are incorporated herein by this reference

9.GENERAL PROVISIONS.

9.1 Application of Payments. All payments with respect to the Obligations may be applied, and in Agent’s Good Faith Business Judgment reversed and re-applied, to the Obligations, in such order and manner as Agent shall determine in its Good Faith Business Judgment. Agent shall not be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Agent in its Good Faith Business Judgment, and Agent may charge Borrower’s loan account for the amount of any item of payment which is returned to Agent unpaid. In computing interest on the Obligations, all Payments will be deemed received and applied by Agent on account of the Obligations when received in immediately available funds, provided that, if such immediately available funds are received after 1:00 PM Eastern Time on any day, they shall be deemed received and so applied on the next Business Day.

9.2 Increased Costs and Reduced Return. If a Lender shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation

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or administration thereof by, any court, central bank or other administrative or governmental authority, or compliance by Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to Lender (whether or not having the force of law) shall (i) subject the Lender to any tax, duty or other charge with respect to this Agreement or any Loan made hereunder, or change the basis of taxation of payments to Lender of any amounts payable hereunder (except for taxes on the overall net income of Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, Lender, or (iii) impose on Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to Lender of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by Lender, then, upon demand by Lender, Borrower shall pay to Lender such additional amounts as will compensate the Lender for such increased costs or reductions in amount. For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith and (ii) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case, be deemed to have been adopted and gone into effect after the date of this Agreement. All amounts payable under this Section shall bear interest from the date of demand by the Lender until payment in full to the Lender at the highest interest rate applicable to the Obligations. With respect to this Section 9.2, Lender shall treat Borrower no differently than Lender treats other similarly situated Borrowers. A certificate of the Lender claiming compensation under this Section, specifying the event herein above described and the nature of such event shall be submitted by the Lender to Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and the Lender’s reasons for invoking the provisions of this Section, and the same shall be final and conclusive absent manifest error.

9.3 Charges to Accounts. Agent may, in its discretion, require that Borrower pay monetary Obligations in cash to Agent, or charge them to Borrower’s Loan account (in which event they will bear interest at the same rate applicable to the Loans), or any of Borrower’s Deposit Accounts maintained with Agent or a Lender.

9.4 Monthly Accountings. Agent may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Agent), unless Borrower notifies Agent in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed (i) to Borrower at the address shown in the heading to this Agreement, or (ii) to Agent and Lenders at the addresses shown in the heading to this Agreement, or (iii) for either party at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement among Borrower, Agent and Lenders and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.8 Waivers; Indemnity. The failure of Agent or any Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Agent later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Agent or any Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Agent or Lender and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Agent or any Lender on which Borrower is or may in any way be liable, and notice of any action taken by Agent or any Lender, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Agent and Lenders and their respective affiliates, subsidiaries, parent, directors,

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officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement among Agent or any Lender and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.9 Liability. NEITHER Agent Or Any Lender NOR ANY OF Any Of Their AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CLAIMS, DEMANDS, LOSSES OR DAMAGES, OF ANY KIND WHATSOEVER, MADE, CLAIMED, INCURRED OR SUFFERED BY BORROWER OR ANY OTHER PARTY THROUGH THE ORDINARY NEGLIGENCE OF Agent Or Any Lender, OR ITS PARENT OR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS, BUT NOTHING HEREIN SHALL RELIEVE Agent Or Any Lender FROM LIABILITY FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NEITHER NOR ANY LENDER NOR ANY OF THEIR AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.

9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Agent and Required Lenders.

9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.12 Attorneys Fees and Costs. Borrower shall reimburse Agent and Lenders for all reasonable attorneys’ and consultant’s fees (including without limitation those of their outside counsel and in-house counsel, and whether incurred before, during or after an Insolvency Proceeding), and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Agent and Lenders, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Agent and any Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of any automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Agent’s or any Lender’s security interest in, the Collateral; and otherwise represent Agent or any Lender in any litigation relating to Borrower. All attorneys’ fees and costs to which Agent or any Lender may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Agent and Lenders; provided, however, that (i) Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Agent and Required Lenders, and any prohibited assignment shall be void. No consent by Agent and Required Lenders to any assignment shall release Borrower from its liability for the Obligations.

9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.15 Limitation of Actions. Any claim or cause of action by Borrower against Agent or any Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Agent or such Lender, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Agent or such Lender, or on any other person authorized to accept service on behalf of Agent or such Lender, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time

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for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Agent or such Lender in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

9.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. The parties acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against any party under any rule of construction or otherwise.

9.17 Public Announcement. Borrower hereby agrees that Agent and any Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers, tombstones, and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos.

9.18 Confidentiality. Agent and Lenders agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by Agent and Lenders from Borrower, which indicates that it is confidential or would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that Agent and Lenders may disclose such information to their officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom they shall at any time be required to make such disclosure in accordance with applicable law or regulatory authority, and provided, that the foregoing provisions shall not apply to disclosures made by them in their Good Faith Business Judgment in connection with the enforcement of its rights or remedies after an Event of Default. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of Agent or any Lender relating to Borrower.

9.19 PATRIOT Act Notice. Agent and Lenders hereby notify Borrower that pursuant to the requirements of the USA PATRIOT Act, they are required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of each Borrower and each of its Subsidiaries and other information that will allow them, as applicable, to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.

9.20 APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (BUT INCLUDING AND GIVING EFFECT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT TO THE EXTENT ANY SUCH OTHER LOAN DOCUMENT EXPRESSLY SELECTS THE LAW OF ANOTHER JURISDICTION AS GOVERNING LAW THEREOF, IN WHICH CASE THE LAW OF SUCH OTHER JURISDICTION SHALL GOVERN.

9.21 CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF BORROWER OR OF ITS AFFILIATES SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF BORROWER FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE). BORROWER AGREES THAT AGENT’S, LENDER’S OR THEIR COUNSEL IN ANY SUCH DISPUTE RESOLUTION PROCEEDING MAY EXAMINE ANY OF THESE INDIVIDUALS AS IF UNDER CROSS-EXAMINATION AND THAT ANY DISCOVERY

Loan and Security Agreement

DEPOSITION OF ANY OF THEM MAY BE USED IN THAT PROCEEDING AS IF IT WERE AN EVIDENCE DEPOSITION. BORROWER IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY THEM, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER ITS CONTROL AND RELATING TO THE DISPUTE.

[Signatures on Next Page]

Form Version: -1.3 (04-16)

Document Version -4.1

Loan and Security Agreement

9.22 Mutual Waiver of Jury Trial. Agent and Lenders AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY PARTY HERETO, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.

Borrower:

CARDLYTICS, INC.

By	/s/ Scott Grimes
Title CEO

Agent:

ALLY BANK

By	/s/ Illegible
Title Authorized Signatory

Lender:

ALLY BANK

By	/s/ Illegible
Title Authorized Signatory

Lender:

PACIFIC WESTERN BANK

By	/s/ Illegible
Title Senior Vice President

[Signature Page—Loan and Security Agreement]

Schedule to

Loan and Security Agreement

Borrower:	Cardlytics, Inc.
Address:	675 Ponce de Leon Avenue NE, Suite 6000 Atlanta, Georgia 30308
Date:	September 14, 2016

This Schedule forms an integral part of the Loan and Security Agreement among ALLY BANK (“Ally”), PACIFIC WESTERN BANK (“PWB”), and the borrower named above (the “Borrower”) of even date, and all references to “this Loan Agreement” include this Schedule.

1. LOANS; CREDIT LIMIT

(Section 1.1).	Each Lender, severally, agrees to lend to the Borrower its Pro Rata Share of Loans hereunder, in a total amount not to exceed the lesser of (a) and (b) below (the “Credit Limit”):

(a) a total of $50,000,000.00 at any one time outstanding (the “Maximum Credit Limit”); or

(b) 85% (an “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above).

The Lenders’ Pro Rata Shares of the Loans are as follows:

Ally: 60%; and PWB: 40%.

Agent may, from time to time, adjust the Advance Rate, in its Good Faith Business Judgment, upon notice to Borrower, based on changes in collection experience with respect to Accounts, or other issues or factors relating to the Accounts or other Collateral or Borrower. Subject to the terms hereof, Loans may be borrowed, repaid and re-borrowed, until the Maturity Date. After the Maturity Date no further Loans will be made.

ACH Reserves:	Lenders may reserve from Loans available hereunder an amount equal to $20,000, relating to ACH facilities provided by PWB to Borrower (which amount may be adjusted in the PWB’s Good Faith Business Judgment, if Borrower’s daily ACH limit with PWB exceeds $1,000,000, or if ACH returns exceed one percent).

Schedule to Loan and Security Agreement

2. INTEREST.

Interest Rate (Section 1.2):

A rate equal to the Prime Rate in effect from time to time, plus 3.50% per annum, provided that the interest rate in effect on any day shall not be less than 7.00% per annum, and provided that interest in each month shall not be less than $87,500. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law.

3. FEES (Section 1.4):

Loan Fee:	$500,000, payable to Agent for the benefit of Lenders, concurrently herewith.

Unused Line Fee:	In the event, in any calendar quarter (or portion thereof at the beginning and end of the term hereof), the average daily principal balance of the Loans outstanding during the month is less than the Maximum Credit Limit, Borrower shall pay Agent for the benefit of Lenders an unused line fee in an amount equal to 0.50% per annum on the difference between the Maximum Credit Limit and the average daily principal balance of the Loans outstanding during the quarter, which unused line fee shall be computed and paid quarterly, in arrears, on the first day of the following month and upon termination of this Loan Agreement.

Administrative Fee:	$50,000 per annum (or prorata portion thereof at the end of the term hereof), payable on each anniversary of the date hereof and at the end of the term hereof.

4. MATURITY DATE

(Section 6.1):	March 14, 2019.

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Schedule to Loan and Security Agreement

5. FINANCIAL COVENANTS

(Section 5.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Minimum Liquidity:	Borrower shall at all times maintain Liquidity of not less than $5,000,000.

As used herein, “Liquidity” means, on any day, the sum of (i) Borrower’s unrestricted cash maintained in demand deposit accounts with one or more banks in the United States, subject to a deposit account control agreement in favor of Agent for the benefit of Lenders in form acceptable to Agent in its Good Faith Business Judgment, plus (ii) Loans available to be borrowed by Borrower hereunder, on such day.

Minimum Revenue:	Borrower shall maintain revenue, determined in accordance with GAAP, in the following amounts for each twelve-month period ending at following dates:

Twelve Months Ending	Minimum Revenue
9/30/2016	$ 88,000,000
10/31/2016	$ 88,300,000
11/30/2016	$ 88,500,000
12/31/2016	$ 88,800,000
1/31/2017	$ 91,700,000
2/28/2017	$ 94,400,000
3/31/2017	$ 97,600,000
4/30/2017	$ 100,700,000
5/31/2017	$ 103,300,000
6/30/2017	$ 106,000,000
7/31/2017	$ 109,500,000
8/31/2017	$ 114,100,000
9/30/2017	$ 118,300,000
10/31/2017	$ 122,600,000
11/30/2017	$ 127,700,000
12/31/2017	$ 133,000,000
1/31/2018	$ 137,000,000

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Schedule to Loan and Security Agreement

2/28/2018	$ 140,000,000
3/31/2018	$ 144,000,000
4/30/2018	$ 148,000,000
5/31/2018	$ 152,000,000
6/30/2018	$ 156,000,000
7/31/2018	$ 160,000,000
8/31/2018	$ 164,000,000
9/30/2018	$ 169,000,000
10/31/2018	$ 174,000,000
11/30/2018	$ 180,500,000
12/31/2018	$ 187,500,000
1/31/2019	$ 193,000,000
2/28/2019	$ 198,500,000

6. REPORTING

(Section 5.3):
Borrower shall provide Agent with the following, all of which shall be in form acceptable to Agent in its Good Faith Business Judgment:

(a) Monthly accounts receivable agings, aged by invoice date, with borrowing base certificate, within 30 days after the end of each month;

(b) Monthly accounts payable agings, aged by invoice date, within 30 days after the end of each month;

(c) Monthly unaudited financial statements, as soon as available, and in any event within 30 days after the end of each month;

(d)   Annual operating budgets and financial projections (including income statements, balance sheets and cash flow statements, by month) for each fiscal year of Borrower within 60 days after the beginning of such fiscal year, approved by Borrower’s board of directors;

(e)   Annual financial statements, as soon as available, and in any event within 180 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants of nationally recognized standing or otherwise reasonably acceptable to Agent, provided that Borrower’s annual audited financial statements for its 2015 fiscal year shall be provided to Agent by December 31, 2016;

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Schedule to Loan and Security Agreement

(f)   Each of the financial statements in subsections (c) and (e) above shall be accompanied by Compliance Certificates, in the form of Exhibit D hereto, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such period Borrower was in full compliance with all of the terms and conditions of this Loan Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Agent shall reasonably request;

(g) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems;

(h)   such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Agent may reasonably request from time to time; and

(i)   within 30 days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Agent, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in exhibits to any Intellectual Property Security Agreement delivered to Agent by Borrower in connection with this Loan Agreement;

(j) Promptly (and in any event within two Business Days), notice in writing of the occurrence of any Default or Event of Default;

(k) Promptly (and in any event within two Business Days), notice in writing of any matter that has resulted or could reasonably be expected to result in a Material Adverse Change; and

(l)   Promptly (and in any event within two Business Days), notice in writing of the threat or institution of, any material development in, any claim, suit, litigation, proceeding or investigation which could reasonably be expected to result in a Material Adverse Change.

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Schedule to Loan and Security Agreement

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Borrower Information Certificate dated September 14, 2016, previously submitted to Agent (the “Representations”) is true and correct as of the date hereof.

8. ADDITIONAL PROVISIONS:

(a)   Additional Conditions Precedent. In addition to any other conditions to the first disbursement of the Loans set forth in this Loan Agreement, the first disbursement of the Loans is subject to the following additional conditions precedent:

(1)   Subordination of Existing Secured Indebtedness. Columbia Partners, L.L.C. and Investment Management and National Electrical Benefit Fund (“Existing Secured Lenders”) shall execute and deliver to Agent for the benefit of Lenders a Debt and Security Interest Subordination Agreement, in such form as Agent shall specify, subordinating all present and future Indebtedness of the Borrower to Existing Secured Lenders under that certain Credit Agreement dated as of July 21, 2016, to the Obligations, and subordinating the security interest granted to Existing Secured Lenders to the security interest in favor of Agent for the benefit of Lenders.

(2)   Subordination of Convertible Notes. The holder of Borrower’s outstanding convertible notes, issued pursuant to that certain Note Purchase Agreement dated as of April 26, 2016, shall execute and deliver to Agent for the benefit of Lenders a Subordination Agreement, in such form as Agent shall specify, subordinating all Indebtedness of the Borrower under such notes (which are in the total approximate amount of $27,000,000 presently outstanding) to the Obligations; provided that Subordination Agreements signed by the holders of up to $10,000 of such notes may be provided within 30 days after the date hereof.

(3)   Subordination of Other Indebtedness. Aimia EMEA Limited (“Aimia’) shall execute and deliver to Agent for the benefit of Lenders a Subordination Agreement, in such form as Agent shall specify, subordinating existing and future Indebtedness of the Borrower to Aimia in the amount of $23,673,836 to the Obligations.

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Schedule to Loan and Security Agreement

(4) Payment of Existing Indebtedness. All Indebtedness to Silicon Valley Bank is paid in full.

(1)   Insurance Requirements. In addition to the post-closing insurance requirements set forth below, Borrower shall provide Agent with the following with respect to the insurance requirements in Section 5.2 of this Loan Agreement:

(i) Property Insurance. An Acord Form 28 showing evidence of property insurance, naming Agent as a certificate holder.

(ii) Liability Insurance. An Acord Form 25 showing Agent as a certificate holder.

(iii)   Insurance Companies. All insurance required pursuant to this Loan Agreement shall be issued by insurance companies in good standing with a current rating of A- or better by A.M. Best Company and a Financial Size Category of VIII or higher.

(iv) Name and Address. The Agent name and address format on all insurance related documentation shall be as follows:

Ally Bank, as agent 300 Park Avenue, 4th Floor New York, New York 10022

(b)   Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Agent’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for Indebtedness referred to in Section 8(a) above. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Agent a subordination agreement on Agent’s standard form.

(c) Deposit Accounts.

(1) Transfer of Deposit Accounts. Within 90 days after the date hereof, Borrower shall (i) transfer all of its

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Schedule to Loan and Security Agreement

Deposit Accounts to PWB, and (ii) transfer its primary investment accounts to PWB or PWB’s Affiliates, and (iii) at all times thereafter maintain the foregoing with PWB or PWB’s Affiliates; provided that Borrower may maintain up to a total not to exceed $250,000 in Deposit Accounts at other institutions, subject to a control agreement among Borrower, such institution and Agent, in form and substance satisfactory to Agent in its Good Faith Business Judgment.

(2)   Deposit Account Control Agreements. Within 30 days after the date hereof (as such date may be extended by Agent in writing in its sole discretion), Borrower shall cause any other banks or other institutions where its Deposit Accounts or investment accounts are maintained to enter into control agreements with Agent, in form and substance satisfactory to Agent in its Good Faith Business Judgment and sufficient to perfect Agent’s first-priority security interest in the same for the benefit of Lenders; provided that, in the case of the Deposit Accounts securing existing Bank Services Indebtedness and Existing Contingent LC Indebtedness, which are Permitted Liens, such control agreements (i) shall be provided within 60 days after the date hereof, and (ii) may provide that the Person to which the Bank Services Indebtedness and Existing Contingent LC Indebtedness is owing shall have a first-priority security interest in such Deposit Accounts to secure such Bank Services Indebtedness and Existing Contingent LC Indebtedness, respectively.

(d) Foreign Subsidiaries; Foreign Assets.

(1)   Representations. Borrower represents and warrants that it has no partially-owned or wholly-owned Subsidiaries which are not Borrowers hereunder, except for Subsidiaries organized under the laws of a jurisdiction other than the United States or any state or territory thereof or the District of Columbia (“Foreign Subs”), which are as follows: Cardlytics UK Limited, a company organized under the laws of England and Wales (the “UK Sub”).

(2)   Investments. Borrower may make Investments in the Foreign Subs, in an aggregate amount not to exceed the amount necessary to fund the current operating expenses of the Foreign Subs (taking into account their revenue from other sources); provided that the total of

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Schedule to Loan and Security Agreement

such investments and loans in any fiscal year to all such Foreign Subs shall not exceed $2,000,000. The foregoing shall constitute “Permitted Investments” for purposes of this Loan Agreement.

(3)   Foreign Assets. Borrower covenants that the total amount maintained by Borrower in foreign bank accounts owned by Borrower shall not, at any time, exceed $250,000. Borrower shall not permit any of the assets of any of the Foreign Subs to be subject to any security interest, lien or encumbrance, except for Liens that would be Permitted Liens if the Foreign Sub was a Borrower hereunder (other than Liens securing Indebtedness for borrowed money), and Borrower shall not agree with any other Person to restrict its ability to cause a Foreign Sub to grant any security interest in, or lien or encumbrance on, its assets.

(e)   Perfection of Security Interest in Stock of Foreign Sub. Within 60 days after the date hereof, Borrower shall execute and deliver all such documents as are necessary to grant Agent for the benefit of Lenders, a security interest in 100% of the non-voting stock and 65% of the voting stock of all classes of the UK Sub, as Agent’s UK counsel shall recommend, together with certified resolutions or other evidence of authority with respect to the execution and delivery of such documents, and Borrower shall take such actions as shall be reasonably necessary in order to perfect such security interest. Throughout the term of this Loan Agreement, Borrower shall cause such documents and perfected security interest to continue in full force and effect.

(f) Post-Closing Insurance Requirements. Within 30 days after the date hereof, Borrower shall provide the following to Agent:

(1) Property Insurance. A Lender’s Loss Payable endorsement showing Agent as a lender’s loss payee.

(2) Liability Insurance. An endorsement to Borrower’s liability insurance policy showing Agent as an additional insured.

(g)   Extensions of Deadlines. Deadlines for actions by Borrower to complete matters set forth in this Section 8 after the date hereof may be extended by Agent from time to time in its sole discretion, provided such extension is in a written extension signed by Agent and delivered to Borrower. The granting of any such extension shall not be deemed to imply any agreement to provide any further extensions.

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Schedule to Loan and Security Agreement

[Signatures on Next Page]

Form Version: -1.3 (04-16)

Document Version -4.1

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Schedule to Loan and Security Agreement

Borrower: CARDLYTICS, INC.	Agent: ALLY BANK

By	/s/ Scott Grimes	By	/s/ Illegible
Title	CEO	Title	Authorized Signatory

Lender: ALLY BANK

BY	/s/ Illegible

Title	Authorized Signatory

Lender: PACIFIC WESTERN BANK

BY	/s/ Illegible

Title	Senior Vice President

[Signature Page––Schedule to Loan and Security Agreement]

11

Exhibit A

Agented Credit Provisions

Exhibit A

Agented Credit Provisions

8A.1 Certain Additional Definitions. As used in this Loan Agreement the following terms have the following meanings:

“Agent’s Account” means the following Deposit Account of Agent:

Bank:
ABA No.:
Account Name:
Account No.:
Attention:
Reference:

“Commitment” means the commitment of the Lenders to make the Loans hereunder.

“Daily Loan Balance” means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender on a Loan from the date of this Agreement through and including such calendar day, from (ii) the cumulative principal amount on a Loan advanced by such Lender to Agent on that Loan from the date of this Agreement through and including such calendar day.

“Daily Interest Rate” means an amount calculated by dividing the interest rate payable on the Loans as of each calendar day by three hundred sixty (360).

“Daily Interest Amount” means an amount calculated by multiplying the Daily Loan Balance of a Loan by the associated Daily Interest Rate on that Loan.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within one (1) Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (b) has notified Borrower, Agent, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent, to confirm in writing to Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent

Exhibit A—p. 1

and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower, and each Lender.

“Funding Date” means the date of each funding of a Loan.

“Interest Ratio” means a number calculated by dividing the total amount of the interest on a Loan received by Agent with respect to the immediately preceding month by the total amount of interest on that Loan due from a Borrower during the immediately preceding month.

“Pro Rata Share” as to a Lender means: the percentage obtained by dividing (i) such Lender’s Total Credit Exposure, by (ii) the sum of the Total Credit Exposures of all Lenders; provided that “Pro Rata Share of the Obligations” (or words of similar effect) at any time means the percentage obtained by dividing (i) the principal amount of the outstanding Loans owing to such Lender at such time, by (ii) the sum of the principal amount of the outstanding Loans owing to all Lenders at such time.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that so long as the only Lenders are Ally and PWB, “Required Lenders” shall mean Ally and PWB. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and no Defaulting Lender shall constitute a “Required Lender”.

“Total Credit Exposure” of all Lenders is $50,000,000. The “Total Credit Exposure” of Ally is $30,000,000 and the “Total Credit Exposure” of PWB is $20,000,000.

8A.2 Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone, fax or telecopy of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrower no later than 1:00 p.m. New York City time on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account on such Funding Date.

Exhibit A—p. 2

8A.3 Settlements. Payments

(A) Loans and Payments.

(1) Fluctuation of Loan Balance. The Loan balance may fluctuate from day to day through Agent’s disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender, subject to Agent’s options set forth in Sections 8A.2 and 8A.4, Loans and repayments will be settled according to the procedures described in this Section 8A.3. Notwithstanding these procedures, each Lender’s obligation to fund its portion of any advances made by Agent to Borrower will commence on the date such advances are made by Agent. Such payments will be made by such Lender without set off, counterclaim or reduction of any kind.

(2) Settlement Dates. Once each week or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, fax or telecopy of the amount of each such Lender’s Pro Rata Share of the Loans outstanding. In the event payments are necessary to adjust the amount of such Lender’s required Pro Rata Share of the Loan balance to such Lender’s actual Pro Rata Share of the Loan balance as of any Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other’s account not later than 3:00 p.m., New York City time, on the Business Day following the Settlement Date.

(3) Settlement Payments. On the first Business Day of each month (“Interest Settlement Date”), Agent will advise each Lender by telephone, fax or telecopy of the amount of such Lender’s share of interest and fees on the Loans as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender in writing to Agent) not later than 3:00 p.m., New York City time, on the next Business Day following the Interest Settlement Date, such Lender’s share of interest and fees on the Loans. Such Lender’s share of interest on the Loans will be calculated by adding together the Daily Interest Amounts for each calendar day of the prior month for the Loan and multiplying the total thereof by the Interest Ratio for the Loan. Such Lender’s share of the Unused Line Fee payable under Section 3 of the Schedule for a month shall be an amount equal to (a)(i) such Lender’s Pro Rata Share of the Maximum Credit Limit during such month, less (ii) such Lender’s average Daily Loan Balance of the Loans for such month, multiplied by (b) the percentage specified regarding the Unused Line Fee in Section 3 of the Schedule. Such Lender’s share of all other fees paid to Agent for the benefit of Lenders hereunder shall be paid and calculated based on such Lender’s Pro Rata Share of the Total Credit Exposure, except that the Loan Fee payable under Section 3 of the Schedule shall be allocated $400,000 to Ally and $100,000 to PWB. To the extent Agent does not receive the total amount of any fee owing by Borrowers under this Agreement, each amount payable by Agent to a Lender under this Section 8A.3(A)(3) with respect to such fee shall be reduced on a pro rata basis based on their Pro Rata Share. Any funds disbursed or received by Agent pursuant to this Agreement, including, without limitation, under Sections 8A.2, 8A.3(A)(1), and 8A.4, prior to the Settlement Date for such disbursement or payment shall be deemed advances or remittances by Ally, in its capacity as a Lender, for purposes of calculating interest and fees pursuant to this Section 8A.3(A)(3).

Exhibit A—p. 3

(B) Return of Payments.

(1) Recovery after Non-Receipt of Expected Payment. If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

(2) Recovery of Returned Payment. If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

(C) Payments Pro Rata. Agent agrees that promptly after its receipt of each payment from or on behalf of Borrower in respect of any Obligations of such Borrower, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders pro rata based upon their respective Pro Rata Shares, if any, of the Obligations with respect to which such payment was received.

8A.4 Discretionary Advances. Notwithstanding anything contained herein to the contrary, at any time after and during the continuance of a Default or Event of Default, Agent may, with the consent of the Required Lenders, for a period of not more than sixty (60) consecutive days make Loans in an aggregate amount of not more than $2,500,000 (but not in excess of the Maximum Credit Limit) for the purpose of preserving or protecting the Collateral or for incurring any costs associated with collection or enforcing rights or remedies against the Collateral, or incurred in any action to enforce this Agreement or any other Loan Document. Required Lenders may at any time revoke Agent’s authorization to make further Loans under this Section 8A.4 by written notice to Agent.

Upon Agent’s making of any Loans under this Section 8A.4, each of the Lenders shall be deemed to have irrevocably, unconditionally and immediately purchased from Agent a participation in such Loans in an amount equal to such Lender’s Pro Rata Share multiplied by the total amount of such Loans outstanding under this Section 8A.4. Each Lender shall effect such purchase by making available the amount of such Lender’s participation in such Loans in U.S. Dollars in immediately available funds to Agent’s Account. In the event any Lender fails to make available to Agent when due the amount of such Lender’s participation in such Loans, Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Effective Rate. Each such purchase by a Lender shall be made without recourse to Agent, without representation or warranty of any kind, and shall be effected and evidenced pursuant to documents reasonably acceptable to Agent. The obligations of the

Exhibit A—p. 4

Lenders under this Section 8A.4 shall be absolute, irrevocable and unconditional, shall be made under all circumstances and shall not be affected, reduced or impaired for any reason whatsoever.

8A.5 Agent.

(A) Appointment. Each Lender hereto and, upon obtaining an interest in any Loan, any participant, transferee or other assignee of any Lender irrevocably appoints, designates and authorizes Ally as Agent to take such actions or refrain from taking such action as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its directors, officers, employees or agents shall be liable for any action so taken. The provisions of this Section 8A.5 are solely for the benefit of Agent and Lenders; Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(B) Nature of Duties. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have, by reason of this Agreement, a fiduciary, trust or agency relationship with, or in respect of, any Lender or Borrower. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to, or shall be construed to, impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents, except as expressly set forth herein or therein. Each Lender shall make its own appraisal of the credit worthiness of Borrower, and shall have independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein), whether coming into its possession before the date hereof or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Required Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(C) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous

Exhibit A—p. 5

payments received by them). Neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Borrower. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Borrower, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders in the absence of an express requirement for a greater percentage of Lender approval hereunder for such action.

(D) Reliance. Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any other Loan Document, or any instrument, document or communication furnished pursuant hereto or in connection herewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, fax, email, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(E) Indemnification. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share of the Total Credit Exposure, but only to the extent that any of the foregoing is not promptly reimbursed by Borrower; provided, however, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against, even if so directed by Lenders or Required Lenders, until such additional indemnity is furnished.

Exhibit A—p. 6

The obligations of Lenders under this Section 8A.5(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

(F) Ally Individually. With respect to its Commitments and the Loans made by it, Ally shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Ally in its individual capacity as a Lender or one of the Required Lenders. Ally, either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to, and generally engage in any kind of banking, trust or other business with, any Borrower as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders. Ally, either directly or through strategic affiliations, may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(G) Successor Agent.

(1) Resignation. Agent may resign from the performance of all of its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment as provided below.

(2) Appointment of Successor. Upon any such notice of resignation pursuant to Section 8A.5(G)(1) above, Required Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower. If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Required Lenders appoint a successor Agent as provided above.

(3) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation as Agent, the provisions of this Section 8A shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

(H) Collateral Matters.

(1) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (a) upon termination of the Commitments and upon payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted); (b) constituting property being sold or disposed of, if a Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry), or (c) constituting property being sold or disposed with the consent of the Required Lenders.

Exhibit A—p. 7

(2) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 8A.5(H)(1) above), each Lender agrees to confirm in writing, upon request by Agent or any Borrower, the authority to release any Collateral conferred upon Agent under clauses (a) (b) or (c) of Section 8A.5(H)(1). To the extent Agent agrees to release any Lien granted to or held by Agent as authorized under Section 8A.5(H)(1), (a) Agent is hereby irrevocably authorized by Lenders to, execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit of Agent and the Lenders, upon such Collateral; provided, however, that Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create upon Agent any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (b) Borrower shall have provided at least ten (10) Business Days prior written notice of any request for any document evidencing such release of the Liens and Borrower agrees that any such release shall not in any manner discharge, affect or impair the Obligations or any Liens granted to Agent on behalf of Agent and Lenders upon (or obligations of any Borrower, in respect of) all interests retained by any Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

(3) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the Loan Documents exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Agent and Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by this Agreement or the Loan Documents as one of the Lenders, and that Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, however, that Agent shall exercise the same care which it would in dealing with loans for its own account.

(I) Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or Control (as defined in the Code). Should any Lender (other than Agent) obtain possession of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions. Agent may file such proofs of claim or documents as may be necessary or advisable in order to have the claims of Agent and the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of Agent and the Lenders, their respective agents, financial advisors and counsel), allowed in any judicial proceedings relative to any Borrower and/or their Subsidiaries, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims. Any custodian in any judicial proceedings relative to

Exhibit A—p. 8

any Borrower and/or its Subsidiaries is hereby authorized by each Lender to make payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent, its agents, financial advisors and counsel, and any other amounts due Agent. Nothing contained in this Agreement or the other Loan Documents shall be deemed to authorize Agent to authorize or consent to, or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans, or the rights of any holder thereof, or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding, except as specifically permitted herein.

(J) Exercise of Remedies. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral security for the Obligations, unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent; provided that notwithstanding anything in this Section 8A.5 or any other provisions of this Agreement to the contrary, PWB shall have the sole right to enforce its security interest in separate, segregated Deposit Accounts specifically pledged to PWB to secure Bank Services Indebtedness and to apply the proceeds thereof to such Bank Services Indebtedness (up to the limit on Bank Services Indebtedness set forth in clause (vii) of the definition of “Permitted Indebtedness”). Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, Uniform Commercial Code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders.

8A.6 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice.

8A.7 Action by Agent. Agent shall take such action with respect to any Default or Event of Default as may be requested by Required Lenders in accordance with Section 7 of this Loan Agreement. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

8A.8 Amendments, Waivers and Consents.

(A) Percentage of Lenders Required. Except as otherwise provided herein or in any of the other Loan Documents, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or, Agent, if expressly set forth herein or in any of the other Loan Documents) and the applicable Borrower. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 8A shall be binding upon each Lender or future Lender and, if signed by a Borrower, on such Borrower.

Exhibit A—p. 9

(B) Specific Purpose or Intent. Each amendment, modification, termination, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination, waiver or consent shall be required for Agent to take additional Collateral.

(C) Failure to Give Consent; Replacement of Non-Consenting Lender. In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within fifteen (15) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have denied the giving of such consent. If, in connection with any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement requiring the consent or approval of all Lenders, the consent of Ally is obtained but the consent of one or more other Lenders whose consent is required (whether as a “Required Lender” or otherwise) is not obtained, then Borrower or Agent shall have the right, so long as all such non-consenting Lenders are replaced as described below, to replace the non-consenting Lenders with one or more Replacement Lenders pursuant to Section 8A.10(B), as if such Lender were an Affected Lender thereunder, but only so long as each such Replacement Lender consents to the proposed amendment, modification, termination or waiver.

Notwithstanding anything in this Section 8A.8, Agent and Borrower, without the consent of either Required Lenders or all Lenders, may execute amendments to this Agreement and the Loan Documents, which consist solely of the making of typographical corrections.

(D) Return of Payments.

(1) Recovery after Non-Receipt of Expected Payment. If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from any Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

(2) Recovery of Returned Payment. If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

8A.9 Set Off and Sharing of Payments.

(A) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to

Exhibit A—p. 10

time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 8A.3 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(B) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest

(C) Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.

8A.10 Defaulting Lender.

(A) Availability of a Lender’s Pro Rata Share.

(1) Lender’s Amounts Available on a Funding Date. Unless Agent receives written notice from a Lender on or prior to any Funding Date that such Lender will not make available to Agent as and when required such Lender’s Pro Rata Share of any requested Loan, Agent may assume that each Lender will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.

(2) Lender’s Failure to Fund. A Defaulting Lender shall pay interest to Agent at the Federal Funds Effective Rate on the Defaulted Amount from the Business Day following

Exhibit A—p. 11

the applicable Funding Date of such Defaulted Amount until the date such Defaulted Amount is paid to Agent. A notice of Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is not paid when due to Agent, Agent, at its option, may notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay the unpaid amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loan made by the other Lenders on such Funding Date. The failure of any Lender to make available any portion of its Commitment on any Funding Date or to fund its participation in any advance made by Agent pursuant to Section 8A.4 shall not relieve any other Lender of any obligation hereunder to fund such Lender’s Commitment on such Funding Date or to fund any such participation, but no Lender shall be responsible for the failure of any other Lender to honor its Commitment on any Funding Date or to fund any participation to be funded by any other Lender.

(B) Defaulting Lenders.

(1) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement and the other Loan Documents shall be restricted as set forth in the definition of Required Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to any Lender which may have advanced any Loans or other sums or payments which the Defaulting Lender has failed to advance or pay (which shall be a matter of a Lender’s sole discretion), the amount so advanced, with interest thereon at the highest rate payable by Borrower on the Loans; third, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fourth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions to such Loans were satisfied or waived,

Exhibit A—p. 12

such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Pro Rata Shares. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. No Defaulting Lender shall be entitled to receive any Unused Line Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). With respect to any Unused Line Fee not required to be paid to any Defaulting Lender pursuant to this subsection, Borrower shall not be required to pay any such fee, provided that, if another Lender has advanced any Loans which the Defaulting Lender was required to make, but did not advance, then such Unused Line Fee shall be payable to such Lender which advanced such Loans.

(2) Replacement of Defaulting Lender. Within fifteen (15) days after receipt by Borrower of written notice from Agent declaring any Lender a Defaulting Lender, Borrower may, at its option, without limiting any of its rights and remedies obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for a Defaulting Lender (the “Affected Lender”), which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations for the full amount thereof owed to such Affected Lender and assume its Commitments hereunder within ninety (90) days following notice of Borrower’s intention to do so, the Affected Lender shall sell and assign its Loans and Commitments to such Replacement Lender in accordance with documentation reasonably satisfactory to Affected Lender and Replacement Lender.

(3) Defaulting Lender Cure. If Borrower and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Exhibit A—p. 13

8A.11 Mutual Option to Purchase.

(A) Upon the occurrence and during the continuance of any of the following events or conditions (each, an “Option Trigger”): (i) an Event of Default shall occur and Required Lenders cannot agree on a course of action, or (ii) an Insolvency Event shall occur, a Lender (the “Buying Lender”) shall have an option (the “Option”) to purchase all of the Obligations owing to the other Lender (the “Selling Lender”), and all security and collateral therefor and all guarantees thereof for a purchase price (the “Purchase Price”) equal to the total unpaid balance of Obligations, including all accrued and unpaid interest thereon, and all fees, costs and expenses (including without limitation attorneys fees) incurred by Selling Lender in connection therewith.

(B) The Option may be exercised by the Buying Lender at any time after the occurrence and during the continuance of an Option Trigger, by giving written notice thereof to the Selling Lender. (The first Lender to exercise the Option shall be the “Buying Lender” for purposes of this Section 8A.11.) Within ten business days after written notice of the exercise of the Option is given, the Buying Lender shall pay the Selling Lender the Purchase Price in immediately available funds, and the Selling Lender shall execute assignments of the Selling Lender’s Obligations, all of Selling Lender’s rights under this Agreement, and all documents and instruments relating thereto, in such form as the Buying Lender shall reasonably request, but without recourse, warranty or representation of any kind on the part of the Selling Lender, except a representation as to the unpaid balance of the Selling Lender’s Obligations, and that Selling Lender has good title to the Selling Lender’s Obligations, free and clear of any liens, claims or encumbrances.

(C) The Option shall lapse and be of no further force and effect if the Buying Lender fails to consummate the purchase in accordance with this Section 8A.11 within the ten-business day period specified above.

8A.12 Successors and Assigns.

(A) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and Required Lenders, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (B) of this Section 8A.12, (ii) by way of participation in accordance with the provisions of paragraph (D) of this Section 8A.12, (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (F) of this Section 8A.12 (and any other attempted assignment or transfer by any party hereto shall be null and void), or (iv) as provided in paragraph (E) of this Section 8A.12. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (D) of this Section 8A.12, and, to the extent expressly contemplated hereby, affiliates of each of Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Exhibit A—p. 14

(B) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Loans) any such assignment shall be subject to the following conditions:

(1) Minimum Amounts.

(a) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(b) in any case not described in paragraph (B)(1)(a) of this subsection, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Agent) shall not be less than $5,000,000, unless Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).

(2) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(3) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (B)(1)(b) of this Section 8A.12 and, in addition:

(a) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless an Event of Default has occurred and is continuing at the time of such assignment; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five Business Days after having received notice thereof; and

(b) the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments, if such assignment is to a Person that is not a Lender or an Affiliate of such Lender.

(4) Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500; provided that Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(5) No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or (C) to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (5).

(6) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

Exhibit A—p. 15

(7) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of Borrower and Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Agent pursuant to paragraph (C) of this subsection, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of indemnities provided herein with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (D) of this Section.

(C) Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(D) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural Person or Borrower or

Exhibit A—p. 16

any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities provided in this Agreement with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f. 103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(E) Security Interests; Assignment to Affiliates. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time following written notice to Agent (1) pledge the Obligations held by it or create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents in favor of any Person; provided, however (a) no such pledge or grant of security interest to any Person shall release such Lender from its obligations hereunder or under any other Loan Document, and (b) the acquisition of title to such Lender’s Obligations pursuant to any foreclosure or other exercise of remedies by such Person shall be subject to the provisions of this Agreement and the other Loan Documents in all respects including, without limitation, any consent required by this Section 8A.12.

Exhibit A—p. 17

Exhibit B

Notice of Borrowing

[To be printed on Borrower’s letterhead]

Request for Loan

Date:                 , 20

Ally Bank,

300 Park Avenue,

Fourth Floor,

New York, NY 10022

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement dated as of September 14, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among CARDLYTICS, INC. (“Borrower”), ALLY BANK, as Agent, and ALLY BANK and PACIFIC WESTERN BANK (“Lenders”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Loan Agreement. Pursuant to the Loan Agreement, Borrower gives notice that it hereby requests a Loan under the Loan Agreement in the amount of $                 on             , 20     ..

The Borrower hereby certifies that the representations and warranties contained in the Loan Agreement and in each other Loan Document, certificate or other writing delivered to the Agent and Lenders pursuant thereto are true and correct in all material respects on and as the date first above written (other than those which expressly relate only to a specific earlier date), and no Default or Event of Default has occurred and is continuing as of the date hereof or would result from such requested Loan requested hereby or from the application of proceeds thereof.

The proceeds of the Loan requested hereby should be transmitted to Borrower in accordance with the following wire transfer instructions:

Bank Name
City, State & ZIP
ABA Routing No.
Account Name:
Account No:
Amount:
Reference:

Very truly yours,

Cardlytics, Inc.

By:
Name: Title:

Exhibit C

Existing Investments: None

Exhibit D

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

TO:	ALLY BANK (“Agent”)	Date:	, 20
FROM:	CARDLYTICS, INC. (“Borrower”)

The undersigned authorized officer of Borrower certifies as follows under the terms and conditions of the Loan and Security Agreement dated September     , 2016 among Borrower, Ally Bank as Agent and a Lender, and Pacific Western Bank as a Lender (as amended, the “Loan Agreement”), as of the date hereof: (1) Borrower is in complete compliance for the period ending                 , 20     (“Measurement Date”) with the financial and reporting covenants of Borrower under the Loan Agreement and the other Loan Documents, except as noted below; (2) Borrower is in full compliance with all covenants and agreements of Borrower under the Loan Agreement and the other Loan Documents, and no Defaults or Events of Default have occurred, (3) all representations and warranties in the Loan Agreement and other Loan Documents are true and correct as of the date hereof (except to the extent that such representation or warranty relates to a particular date), (4) Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except as otherwise permitted pursuant to the terms of the Loan Agreement, and (5) no Liens have been levied or claims made against Borrower relating to unpaid employee payroll or benefits. Enclosed are financial statements of Borrower as required by the Loan Agreement. The undersigned certifies that the enclosed financial statements have been prepared in accordance with GAAP consistently applied as required by the Loan Agreement. The undersigned acknowledges that no Loans or other credit accommodations may be requested at any time that Borrower is not in compliance with any of the terms of the Loan Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
AR/AP agings	Monthly within 30 days after month end	Yes No
Monthly financial statements with Compliance Certificate	Monthly within 30 days after month end	Yes No
Quarterly IP Report	Quarterly within 30 days after quarter end	Yes No
Annual operating budgets and financial projections	Within 60 days after the end of the prior FYE	Yes No
Annual financial statement (CPA Audited) with Compliance Certificate	FYE within 180 days after FYE*	Yes No

*	except that annual audited financial statements for the 2015 fiscal year are to be provided to Agent by December 31, 2016.

Financial Covenant	Required	Actual	Complies
Minimum Liquidity—at all times	$5,000,000.	$ (lowest)	Yes No
Minimum Adjusted Revenue for the 12 months ending , 20 .			Yes No

The following Intellectual Property was registered after the date of the Loan Agreement (or if later since the last report) (if no registrations, state “None”)

1

The following are the exceptions with respect to the certification above: (If none exceptions exist, state “None”)

Borrower:

CARDLYTICS, INC.

By:

Name:
Title:

2